Exhibit 99.1

Veralto Announces Appointment of Vijay Sankaran to Board of Directors
New independent director brings extensive executive management and digital technology leadership

WALTHAM, Mass. (July 16, 2024) – Veralto (NYSE: VLTO), a global leader in essential water and product quality solutions dedicated to Safeguarding the World's Most Vital Resources™, has appointed Vijay Sankaran to its board of directors. Sankaran will also serve on the board’s audit committee.

“We are delighted to welcome Vijay to the Veralto board of directors,” said Linda Filler, board chair of Veralto. “His broad executive leadership and deep expertise in digital technology management will bring invaluable perspectives to our board.”

Sankaran is the Chief Technology Officer of Johnson Controls, a global leader in smart, healthy, and sustainable buildings. In this role, he focuses on accelerating product software engineering development and expanding customer solutions through the company’s AI-enabled OpenBlue digital platform. He also has held positions as Chief Information Officer at TD Ameritrade; Chief Technology Officer, Information Technology at Ford Motor Company; and roles at James Martin & Company, and Ernst & Young.

He holds a B.S. in Mathematics and Computer Science from Massachusetts Institute of Technology and an M.B.A. from Duke University Fuqua School of Business.

“Like my new colleagues on the board, I am deeply inspired by Veralto’s powerful purpose,” said Sankaran. “Veralto and its operating companies have a strong reputation for delivering value to customers, shareholders, associates and the planet. I’m excited to contribute to the company’s further success and help shape its future.”

The addition of Sankaran to the Veralto board brings the total number of directors to 12, nine of which are independent.

About Veralto

With annual sales of $5 billion, Veralto is a global leader in essential technology solutions with a proven track record of solving some of the most complex challenges we face as a society. Our industry-leading companies with globally recognized brands are building on a long-established legacy of innovation and customer trust to create a safer, cleaner, more vibrant future. Headquartered in Waltham, Massachusetts, our global team of 16,000 associates is committed to making an enduring positive impact on our world and united by a powerful purpose: Safeguarding the World's Most Vital Resources™.

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Investor Relations Contact:
Ryan Taylor
Vice President, Investor Relations
investors@veralto.com

Media Relations Contact:
Steve Field
Vice President, Communications
steve.field@veralto.com